UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2014

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Disposition of I-81 Industrial Portfolio
On February 16, 2011, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBSII I-81 Industrial Portfolio Trust (the “Owner”) purchased a portfolio of four industrial properties totaling 1,644,480 rentable square feet (“I-81 Industrial Portfolio”). The four properties encompass 133.4 acres of land and are located in Pennsylvania.
On November 3, 2014, the Owner entered into a purchase and sale agreement and escrow instructions (the “Agreement”) for the sale of I-81 Industrial Portfolio to a purchaser unaffiliated with the Company or its advisor. Pursuant to the Agreement, the aggregate sales price for I-81 Industrial Portfolio is $105.7 million or $103.9 million net of estimated concessions and credits. As of November 10, 2014, the Company’s aggregate cost of I-81 Industrial Portfolio was $92.9 million, which includes the initial purchase price of $90.0 million plus capital expenditures and lease commissions since acquisition of $0.8 million and acquisition fees and expenses of $2.1 million. The aggregate sales price per square foot of I-81 Industrial Portfolio, net of estimated concession and credits, but excluding closing costs and expenses, will be approximately $63 compared to an aggregate cost per square foot of $56.
There can be no assurance that the Company will complete the sale of I-81 Industrial Portfolio. The purchaser would be obligated to purchase I-81 Industrial Portfolio only after satisfaction of agreed upon closing conditions. In some circumstances, if the purchaser fails to complete the acquisition, it may forfeit up to $2.0 million of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: November 12, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer